Exhibit 99.1

South Plains Financial, Inc. Reports First Quarter 2020 Financial Results

LUBBOCK, Texas, April 30, 2020 (GLOBE NEWSWIRE) – South Plains Financial, Inc. (NASDAQ:SPFI) (“South Plains” or the “Company”), the parent company of City Bank (“City Bank” or the “Bank”), today reported its financial results for the quarter ended March 31, 2020.

 First Quarter 2020 Highlights

•	Net income for the first quarter of 2020 was $7.1 million, compared to $4.8 million for the first quarter of 2019.

•	Diluted earnings per share for the first quarter of 2020 was $0.38, compared to $0.32 for the first quarter of 2019.

•	Average cost of deposits for the first quarter of 2020 declined 11 basis points to 65 basis points, compared to 76 basis points for the fourth quarter of 2019.

•
The provision for loan losses in the first quarter of 2020 was $6.2mm, compared to $896,000 for the first quarter of 2019, due to the economic uncertainty related to the COVID-19 pandemic and drop in energy prices.

•	Nonperforming assets to total assets were 0.28% at March 31, 2020, compared to 0.24% as of December 31, 2019 and 0.37% at March 31, 2019.

•	The adjusted (non-GAAP) efficiency ratio for the first quarter of 2020 was 72.52%, compared to 81.79% for the first quarter of 2019.

•	Return on average assets for the first quarter of 2020 was 0.89% annualized, compared to 0.71% annualized for the first quarter of 2019.

•	Book value per share was $18.10 as of March 31, 2020, compared to $16.98 per share as of December 31, 2019.

Curtis Griffith, South Plains’ Chairman and Chief Executive Officer, commented, “Over my nearly 50 year tenure in banking, I have seen many tumultuous periods each of which have had their own unique challenges. Ultimately, it has been the experience and talent of our people combined with a well-capitalized balance sheet which has consistently positioned the Bank to not just weather the storm but thrive. While this time of crisis is extremely difficult for so many, we expect to continue to be successful through our dedication and support to our customers and communities for without their success ours would not be possible. It is this philosophy and experience that guides our company and I would like to thank our employees for their hard work and dedication to ensure that our operations continue to run smoothly and the services and support to our customers are uninterrupted during these challenging times. While the outlook remains uncertain, we remain confident in our disciplined underwriting culture, our risk management processes and our liquidity position. As we look out to the balance of the year and into 2021, we believe that we have the capital to absorb the losses in our portfolio that could result from the adverse environment we are in and feel well-positioned to take advantage of opportunities that could be created in these difficult times.”

COVID-19 Update

The Company’s Oversight Committee has monitored the spread of the coronavirus since the beginning of January and has continuously escalated the Company’s response as well as employee and customer communications. As the coronavirus continued to spread across the globe, the Company created a Pandemic Task Force to implement South Plains’ Business Continuity Plan to ensure the safety of the Company’s employees and customers while maintaining the operational and financial integrity of the Bank. Non-essential employees were transitioned to a work-from-home environment, strict protocols for employees deemed essential were adopted to ensure adequate social distancing and all Bank facilities are receiving incremental cleaning and sanitization. The Company has restricted access to its bank lobbies and are allowing customers in by appointment only while providing essential banking services through the Bank’s drive-through windows and recently upgraded digital platforms.

The Company has invested significantly in its technology and infrastructure having opened a new operations center in 2018 which is a cutting-edge facility that handles the Company’s Digital Banking, Treasury Management, Loan and Deposit Operations, and also houses the Bank’s Customer Xperience Center. The facility was designed to allow for substantial growth of the Bank and, as a result, has adequate space to provide the Company’s essential employees the necessary room to social distance while seamlessly supporting the Bank’s customers and performing the critical tasks necessary to keep the Bank’s operations running efficiently. The facility also provides support for the Bank’s employees who are working remotely.

The Bank has also implemented a rigorous enterprise risk management (“ERM”) system, that delivers a systematic approach to risk measurement and enhances the effectiveness of risk management across the Bank. Management believes that integrating this ERM system into the Bank’s culture and strategic decision-making has improved all functional areas of the business. For example, the Bank’s asset quality has improved by enhancing City Bank’s underwriting process and establishing a specific credit appetite that aligns to the broader enterprise risk management framework. The Bank’s ERM system will allow management to consistently and aggressively review the Bank’s loan portfolio for signs of potential issues during the ongoing COVID-19 pandemic and the Bank is closely monitoring its loans to borrowers in the retail, hospitality and energy sectors. City Bank’s ERM system has improved the Bank’s ability to manage credit and has positioned the Company and the Bank to successfully weather the uncertain economic environment caused by the ongoing COVID-19 pandemic.

While the duration of the pandemic and the scope of its impact on the economy is uncertain, the Bank is proactively working with its borrowers in those sectors most affected by the pandemic and offering loan modifications to borrowers who are or may be unable to meet their contractual payment obligations because of the effects of COVID-19. The Bank has also assigned its Chairman, Chief Executive Officer, Chief Credit Officer and Chief Lending Officer to partner with the Bank’s lenders on those borrowers most impacted by the virus to ensure the Company is proactively addressing those credits with the appropriate oversight and modifications when warranted, helping those borrowers bridge the gap until the economy begins to normalize. As part of the Bank’s efforts to support its customers and protect the Bank, the Bank has offered varying forms of loan modifications ranging from 90-day payment deferrals to 6- to 12-month interest only terms to provide borrowers relief. As of March 31, 2020, total loan modifications attributed to COVID-19 were approximately $155 million, or 7%, of the Company’s loan portfolio. As of April 24th, 2020, total loan modifications attributed to COVID-19 had increased to approximately $368 million, or 17%, of the Company’s loan portfolio.

The Bank has also been active in assisting its customers in accessing the Paycheck Protection Program (the “PPP”) administered by the Small Business Administration (the “SBA”) and created under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). As of April 24th, 2020, the Bank had originated over $170 million in PPP loans for over 1,100 customers whose PPP loan applications were approved and funded. The Bank intends to continue accepting and processing new PPP loan applications for as long as funding for the program remains available. The Bank will utilize its lines of credit with the Federal Home Loan Bank of Dallas and/or the Federal Reserve Bank to supplement funding for these loans as needed. Helping City Bank’s customers access PPP loans is just one way that the Bank has been helping its customers and communities during this challenging time. City Bank has also been a supporter of the South Plains and Permian Basin food banks and recently increased its financial support given the challenging economic environment for so many.

Finally, as announced on April 16, 2020, the Company has temporarily suspended its stock repurchase program in response to the ongoing COVID-19 pandemic. Suspending the stock repurchase program will allow the Company to preserve capital and provide liquidity to meet the credit needs of the customers, small businesses and local communities served by the Company and City Bank. The Company believes that it remains strong and well-capitalized, and the Company may reinstate the stock repurchase program in the future.

Results of Operations, Quarter Ended March 31, 2020

Net Interest Income

Net interest income was $30.2 million for the first quarter of 2020, compared to $24.5 million for the first quarter of 2019 and $28.6 million for the fourth quarter of 2019.

Interest income was $35.7 million for the first quarter of 2020, compared to $32.0 million for the first quarter of 2019 and $34.8 million for the fourth quarter of 2019. Interest and fees on loans increased by $2.9 million from the first quarter of 2019 due to growth of $211.2 million in average loans, from the West Texas State Bank (“WTSB”) acquisition as well as organic loan growth, partially offset by a decrease of 8 basis points in interest rates. The increase from the fourth quarter of 2019 was the result of an increase of $71.8 million in average loans outstanding during the first quarter of 2020, which was primarily due to having the acquired WTSB loans for a full quarter, partially offset by a decrease of 3 basis points in interest rates.

Interest expense was $5.5 million for the first quarter of 2020, compared to $7.5 million for the first quarter of 2019 and $6.1 million for the fourth quarter of 2019. The decrease from the first quarter of 2019 was primarily due to a decrease in the interest rate paid on interest-bearing liabilities of 47 basis points, partially offset by an increase of $127.5 million in average interest-bearing liabilities. The decrease from the fourth quarter of 2019 was primarily due to a decrease in the interest rate paid on interest-bearing liabilities of 15 basis points, partially offset by an increase of $101.5 million in average interest-bearing liabilities in the first quarter of 2020. The average cost of deposits was 65 basis points for the first quarter of 2020, representing a 41 basis point decrease from the first quarter of 2019 and a 11 basis point decrease from the fourth quarter of 2019. The increase in average interest-bearing liabilities and the decrease in the rate paid on deposits in the first quarter of 2020 were primarily due to the WTSB acquisition as well as a general decline in overall rates.

The net interest margin was 4.13% for the first quarter of 2020, compared to 3.93% for the first quarter of 2019 and 4.03% for the fourth quarter of 2019.

Noninterest Income and Noninterest Expense

Noninterest income was $18.9 million for the first quarter of 2020, compared to $12.1 million for the first quarter of 2019 and $16.7 million for the fourth quarter of 2019. The increase in noninterest income for the first quarter of 2020 compared to the first quarter of 2019 was primarily the result of an increase of $3.9 million in mortgage banking activities revenue as a result of an increase of $93.5 million in mortgage loan originations. Additionally, there was a $2.3 million gain on sale of securities in the first quarter of 2020. The increase from the fourth quarter of 2019 was primarily the result of an increase of $2.2 million in mortgage banking activities revenue as a result of an increase of $28.2 million in mortgage loan originations and a $2.3 million gain on sale of securities, partially offset by $1.5 million in annual profit-sharing bonuses related to crop insurance activities recognized in the fourth quarter of 2019.

Noninterest expense was $34.0 million for the first quarter of 2020, compared to $30.0 million for the first quarter of 2019 and $31.7 million for the fourth quarter of 2019. This increase in noninterest expense for the first quarter of 2020 compared to the first quarter of 2019 was primarily driven by a $1.7 million increase in personnel expense, predominately related to the WTSB acquisition and increased commissions paid on the higher volume of mortgage loan originations. There was also an increase in variable mortgage expenses, such as appraisal expenses, due to the increased mortgage production during the quarter. Other noninterest expenses also increased due to the WTSB acquisition, including occupancy and other noninterest expenses for the branches acquired and core deposit intangible amortization expense. The increase from the fourth quarter of 2019 was primarily the result of a full quarter of core expenses for our new Permian Basin branches, higher commissions and other variable mortgage expenses as a result of increased production, $331,000 in data conversion expenses and $300,000 in computer equipment purchased in connection with upgrading the equipment at the acquired branches as well as at existing branches.

Loan Portfolio and Composition

Loans held for investment were $2.11 billion as of March 31, 2020, compared to $2.14 billion as of December 31, 2019 and $1.92 billion as of March 31, 2019. The $34.8 million decrease during the first quarter of 2020 as compared to the fourth quarter of 2019 was primarily the result of $34.5 million in seasonal agricultural production loan net paydowns. As of March 31, 2020, loans held for investment increased $193.6 million from March 31, 2019, attributable to the WTSB acquisition as well as organic loan growth.

Agricultural production loans were $96.8 million as of March 31, 2020, compared to $131.2 million as of December 31, 2019 and $107.3 million as of March 31, 2019.

Deposits and Borrowings

Deposits totaled $2.67 billion as of March 31, 2020, compared to $2.70 billion as of December 31, 2019 and $2.30 billion as of March 31, 2019. Deposits decreased $31.0 million, or 1.1%, in the first quarter of 2020 primarily as a result of some outflows of balances acquired from WTSB, which had temporarily increased in the fourth quarter of 2019. As of March 31, 2020, deposits increased $360.9 million from March 31, 2019. This increase is primarily as a result of the assumption of deposits from the WTSB acquisition.

Noninterest-bearing deposits were $740.9 million as of March 31, 2020, compared to $790.9 million as of December 31, 2019 and $497.6 million as of March 31, 2019. Noninterest-bearing deposits represented 27.8%, 29.3%, and 21.6% of total deposits as of March 31, 2020, December 31, 2019, and March 31, 2019, respectively. The decrease in the first quarter of 2020 compared to the fourth quarter of 2019 was primarily the result of some outflows of balances acquired from WTSB, which had increased in the fourth quarter of 2019. The increase in the first quarter of 2020 compared to the first quarter of 2019 is primarily as a result of the assumption of deposits from the WTSB acquisition.

Asset Quality

The provision for loan losses recorded for the first quarter of 2020 was $6.2 million, compared to $608,000 for the first quarter of 2019 and $896,000 for the fourth quarter of 2019. The increase in the provision for loan losses in the first quarter of 2020 compared to the prior quarters is a result of economic effects from COVID-19 as well as the decline in oil and gas prices. The full extent of the impact on the economy and the Bank’s customers is unknown at this time. Accordingly, additional provisions for loan losses may be necessary in future periods.

The allowance for loan losses to loans held for investment was 1.38% as of March 31, 2020, compared to 1.13% as of December 31, 2019 and 1.22% as of March 31, 2019.

The nonperforming assets to total assets ratio as of March 31, 2020 was 0.28%, compared to 0.24% as of December 31, 2019 and 0.37% at March 31, 2019.

Annualized net charge-offs were 0.25% for the first quarter of 2020, compared to 0.17% for the fourth quarter of 2019 and 0.07% for the first quarter of 2019.

Conference Call

South Plains will host a conference call to discuss its first quarter 2020 financial results today, April 30, 2020 at 5:00 p.m., Eastern Time. Investors and analysts interested in participating in the call are invited to dial 1-800-347-6311 (international callers please dial 1-646-828-8143) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available on the Company’s website at https://www.spfi.bank/news-events/events.

A replay of the conference call will be available within two hours of the conclusion of the call and can be accessed on the investor section of the Company’s website as well as by dialing 1-844-512-2921 (international callers please dial 1-412-317-6671). The pin to access the telephone replay is 8126557. The replay will be available until May 14, 2020.

About South Plains Financial, Inc.

South Plains is the bank holding company for City Bank, a Texas state-chartered bank headquartered in Lubbock, Texas. City Bank is one of the largest independent banks in West Texas and has additional banking operations in the Dallas, El Paso, Greater Houston, the Permian Basin, and College Station Texas markets, and the Ruidoso and Eastern New Mexico markets. South Plains provides a wide range of commercial and consumer financial services to small and medium-sized businesses and individuals in its market areas. Its principal business activities include commercial and retail banking, along with insurance, investment, trust and mortgage services. Please visit https://www.spfi.bank for more information.

Non-GAAP Financial Measures

Some of the financial measures included in this press release are not measures of financial performance recognized in accordance with generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures include Tangible Book Value Per Common Share and Tangible Common Equity to Tangible Assets. The Company believes these non-GAAP financial measures provide both management and investors a more complete understanding of the Company’s financial position and performance. These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures.

We classify a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the United States in our statements of income, balance sheets or statements of cash flows. Not all companies use the same calculation of these measures; therefore, this presentation may not be comparable to other similarly titled measures as presented by other companies.

A reconciliation of non-GAAP financial measures to GAAP financial measures is provided at the end of this press release.

Available Information

The Company routinely posts important information for investors on its web site (under www.spfi.bank and, more specifically, under the News & Events tab at www.spfi.bank/news-events/press-releases). The Company intends to use its web site as a means of disclosing material non-public information and for complying with its disclosure obligations under SEC Regulation FD (Fair Disclosure) promulgated by the U.S. Securities and Exchange Commission (the “SEC”). Accordingly, investors should monitor the Company’s web site, in addition to following the Company’s press releases, SEC filings, public conference calls, presentations and webcasts.

The information contained on, or that may be accessed through, the Company’s web site is not incorporated by reference into, and is not a part of, this document.

Forward Looking Statements

This press release contains forward-looking statements. These forward-looking statements reflect South Plains’ current views with respect to, among other things, the ongoing COVID-19 pandemic and other future events. Any statements about South Plains’ expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. South Plains cautions that the forward-looking statements in this press release are based largely on South Plains’ expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond South Plains’ control. Factors that could cause such changes include, but are not limited to, general economic conditions, the impact of the COVID-19 pandemic, changes in interest rates, regulatory considerations, competition and market expansion opportunities, changes in non-interest expenditures or in the anticipated benefits of such expenditures, and changes in applicable laws and regulations. Additional information regarding these risks and uncertainties to which South Plains’ business and future financial performance are subject is contained in South Plains’ Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC on March 25, 2020, and other documents South Plains files with the SEC from time to time. South Plains urges readers of this press release to review the “Risk Factors” section of that Annual Report on Form 10-K and the “Risk Factors” section of other documents South Plains files with the SEC from time to time. Actual results, performance or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements due to additional risks and uncertainties of which South Plains is not currently aware or which it does not currently view as, but in the future may become, material to its business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this press release. Any forward-looking statements presented herein are made only as of the date of this press release, and South Plains does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, new information, the occurrence of unanticipated events, or otherwise, except as required by law.

Contact:	Mikella Newsom, Chief Risk Officer and Secretary
(866) 771-3347
investors@city.bank

Source: South Plains Financial, Inc.

South Plains Financial, Inc.
Consolidated Financial Highlights - (Unaudited)
(Dollars in thousands, except share data)

	As of and for the quarter ended
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Selected Income Statement Data:
Interest income	$35,737	$34,764	$33,665	$32,509	$32,004
Interest expense	5,538	6,140	7,097	7,672	7,458
Net interest income	30,199	28,624	26,568	24,837	24,546
Provision for loan losses	6,234	896	420	875	608
Noninterest income	18,875	16,740	14,115	13,703	12,075
Noninterest expense	34,011	31,714	30,028	29,930	30,036
Income tax expense	1,746	2,645	1,977	1,655	1,204
Net income	7,083	10,109	8,258	6,080	4,773
Per Share Data (Common Stock):
Net earnings, basic	0.39	0.56	0.46	0.37	0.32
Net earnings, diluted	0.38	0.55	0.45	0.37	0.32
Cash dividends declared and paid	0.03	0.03	0.03	-	-
Book value	18.10	16.98	16.61	16.19	14.80
Tangible book value	16.54	15.46	16.47	16.19	14.80
Weighted average shares outstanding, basic	18,043,105	18,010,065	17,985,429	16,459,366	14,771,520
Weighted average shares outstanding, dilutive	18,461,922	18,415,656	18,363,033	16,563,543	14,771,558
Shares outstanding at end of period	18,056,014	18,036,115	18,004,323	17,978,520	14,771,520
Selected Period End Balance Sheet Data:
Cash and cash equivalents	136,062	158,099	244,645	408,116	339,410
Investment securities	734,791	707,650	401,335	263,564	339,051
Total loans held for investment	2,108,805	2,143,623	1,962,609	1,935,653	1,915,183
Allowance for loan losses	29,074	24,197	24,176	24,171	23,381
Total assets	3,216,563	3,237,167	2,795,582	2,777,170	2,745,997
Interest-bearing deposits	1,924,902	1,905,936	1,729,741	1,768,475	1,807,363
Noninterest-bearing deposits	740,946	790,921	556,233	513,383	497,566
Total deposits	2,665,848	2,696,857	2,285,974	2,281,858	2,304,929
Borrowings	185,265	205,030	177,720	176,675	186,780
Total stockholders' equity	326,890	306,182	299,027	291,113	218,565
Summary Performance Ratios:
Return on average assets	0.89%	1.32%	1.18%	0.89%	0.71%
Return on average equity	9.00%	13.25%	11.10%	9.57%	8.98%
Net interest margin (1)	4.13%	4.03%	4.07%	3.88%	3.93%
Yield on loans	5.76%	5.79%	5.91%	5.90%	5.84%
Cost of interest-bearing deposits	0.91%	1.06%	1.30%	1.39%	1.34%
Efficiency ratio	69.10%	69.71%	73.62%	77.46%	81.79%
Summary Credit Quality Data:
Nonperforming loans	7,029	6,045	6,456	7,946	7,937
Nonperforming loans to total loans held for investment	0.33%	0.28%	0.33%	0.41%	0.41%
Other real estate owned	1,944	1,883	2,296	2,305	2,340
Nonperforming assets to total assets	0.28%	0.24%	0.31%	0.37%	0.37%
Allowance for loan losses to total loans held for investment	1.38%	1.13%	1.23%	1.25%	1.22%
Net charge-offs to average loans outstanding (annualized)	0.25%	0.17%	0.08%	0.02%	0.07%

	As of and for the quarter ended
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Capital Ratios:
Total stockholders' equity to total assets	10.16%	9.46%	10.70%	10.48%	7.96%
Tangible common equity to tangible assets	9.37%	8.69%	10.62%	10.48%	7.96%
Common equity tier 1 to risk-weighted assets	11.24%	11.06%	13.10%	13.31%	10.27%
Tier 1 capital to average assets	10.34%	10.74%	12.17%	12.10%	9.70%
Total capital to risk-weighted assets	15.23%	14.88%	17.38%	17.75%	14.74%

(1)	- Net interest margin is calculated as the annual net interest income, on a fully tax-equivalent basis, divided by average interest-earning assets.

South Plains Financial, Inc.
Average Balances and Yields - (Unaudited)
(Dollars in thousands)

	For the Three Months Ended
	March 31, 2020			March 31, 2019

	Average Balance	Interest Income Expense	Yield	Average Balance	Interest Income Expense	Yield
Assets
Loans (1)	$2,167,015	$31,055	5.76%	$1,955,783	$28,141	5.84%
Debt securities - taxable	560,677	3,592	2.58%	309,670	2,109	2.76%
Debt securities - nontaxable	78,933	501	2.55%	32,172	286	3.61%
Other interest-bearing assets	151,133	734	1.95%	243,610	1,571	2.62%

Total interest-earning assets	2,957,758	35,882	4.88%	2,541,235	32,107	5.12%
Noninterest-earning assets	250,659			176,437
Total assets	$3,208,417			$2,717,672

Liabilities & stockholders' equity
NOW, Savings, MMA's	$1,545,937	2,656	0.69%	$1,470,199	4,534	1.25%
Time deposits	353,471	1,627	1.85%	309,687	1,355	1.77%
Short-term borrowings	30,744	93	1.22%	22,722	111	1.98%
Notes payable & other long-term borrowings	96,209	357	1.49%	95,000	539	2.30%
Subordinated debt securities	26,472	404	6.14%	27,727	406	5.94%
Junior subordinated deferrable interest debentures	46,393	401	3.48%	46,393	513	4.48%

Total interest-bearing liabilities	2,099,226	5,538	1.06%	1,971,728	7,458	1.53%
Demand deposits	765,637			501,120
Other liabilities	27,152			29,153
Stockholders' equity	316,402			215,671

Total liabilities & stockholders' equity	$3,208,417			$2,717,672

Net interest income		$30,344			$24,649
Net interest margin (2)			4.13%			3.93%

(1)	Average loan balances include nonaccrual loans and loans held for sale.
(2)	Net interest margin is calculated as the annualized net income, on a fully tax-equivalent basis, divided by average interest-earning assets.

South Plains Financial, Inc.
Consolidated Balance Sheets
(Unaudited)
(Dollars in thousands)

	As of
	March 31, 2020	December 31, 2019

Assets
Cash and due from banks	$46,883	$56,246
Interest-bearing deposits in banks	89,179	101,853
Investment securities	734,791	707,650
Loans held for sale	62,636	49,035
Loans held for investment	2,108,805	2,143,623
Less: Allowance for loan losses	(29,074)	(24,197)
Net loans held for investment	2,079,731	2,119,426
Premises and equipment, net	61,829	61,873
Goodwill	19,968	18,757
Intangible assets	8,213	8,632
Other assets	113,333	113,695
Total assets	$3,216,563	$3,237,167

Liabilities and Stockholders' Equity Liabilities
Noninterest bearing deposits	$740,946	$790,921
Interest-bearing deposits	1,924,902	1,905,936
Total deposits	2,665,848	2,696,857
Other borrowings	112,400	132,165
Subordinated debt securities	26,472	26,472
Trust preferred subordinated debentures	46,393	46,393
Other liabilities	38,560	29,098
Total liabilities	2,889,673	2,930,985
Stockholders' Equity
Common stock	18,056	18,036
Additional paid-in capital	140,699	140,492
Retained earnings	153,238	146,696
Accumulated other comprehensive income (loss)	14,897	958
Total stockholders' equity	326,890	306,182
Total liabilities and stockholders' equity	$3,216,563	$3,237,167

South Plains Financial, Inc.
Consolidated Statements of Income
(Unaudited)
(Dollars in thousands)

	Three Months Ended
	March 31, 2020	March 31, 2019

Interest income:
Loans, including fees	$31,015	$28,098
Other	4,722	3,906
Total Interest income	35,737	32,004
Interest expense:
Deposits	4,283	5,889
Subordinated debt securities	404	406
Trust preferred subordinated debentures	401	513
Other	450	650
Total Interest expense	5,538	7,458
Net interest income	30,199	24,546
Provision for loan losses	6,234	608
Net interest income after provision for loan losses	23,965	23,938
Noninterest income:
Service charges on deposits	1,983	1,905
Income from insurance activities	1,159	1,750
Mortgage banking activities	8,753	4,866
Bank card services and interchange fees	2,238	2,010
Net gain on sale of securities	2,318	-
Other	2,424	1,544
Total Noninterest income	18,875	12,075
Noninterest expense:
Salaries and employee benefits	20,810	19,125
Net occupancy expense	3,600	3,407
Professional services	1,572	1,706
Marketing and development	768	717
Other	7,261	5,081
Total noninterest expense	34,011	30,036
Income before income taxes	8,829	5,977
Income tax expense	1,746	1,204
Net income	$7,083	$4,773

South Plains Financial, Inc.
Loan Composition
(Unaudited)
(Dollars in thousands)

	As of
	March 31, 2020	December 31, 2019

Loans:
Commercial Real Estate	$641,739	$658,195
Commercial - Specialized	303,116	309,505
Commercial - General	424,750	441,398
Consumer:
1-4 Family Residential	356,540	362,796
Auto Loans	212,912	215,209
Other Consumer	72,162	74,000
Construction	97,586	82,520
Total loans held for investment	$2,108,805	$2,143,623

South Plains Financial, Inc.
Deposit Composition
(Unaudited)
(Dollars in thousands)

	As of
	March 31, 2020	December 31, 2019

Deposits:
Noninterest-bearing demand deposits	$740,946	$790,921
NOW & other transaction accounts	311,999	318,379
MMDA & other savings	1,274,141	1,231,534
Time deposits	338,762	356,023
Total deposits	$2,665,848	$2,696,857

South Plains Financial, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Dollars in thousands)

	As of and for the quarter ended
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Efficiency Ratio
Noninterest expense	$34,011	$31,714	$30,028	$29,930	$30,036

Net interest income	30,199	28,624	26,568	24,837	24,546
Tax equivalent yield adjustment	145	133	103	101	103
Noninterest income	18,875	16,740	14,115	13,703	12,075
Total income	49,219	45,497	40,786	38,641	36,724

Efficiency ratio	69.10%	69.71%	73.62%	77.46%	81.79%

Noninterest expense	$34,011	$31,714	$30,028	$29,930	$30,036
Less: net loss on sale of securities	-	(27)	-	-	-
Adjusted noninterest expense	34,011	31,687	30,028	29,930	30,036

Total income	49,219	45,497	40,786	38,641	36,724
Less: net gain on sale of securities	(2,318)	-	-	-	-
Adjusted total income	46,901	45,497	40,786	38,641	36,724

Adjusted efficiency ratio	72.52%	69.65%	73.62%	77.46%	81.79%

South Plains Financial, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Dollars in thousands)

	As of
	March 31, 2020	December 31, 2019
Tangible common equity
Total common stockholders' equity	$326,890	$306,182
Less: goodwill and other intangibles	(28,181)	(27,389)

Tangible common equity	$298,709	$278,793

Tangible assets
Total assets	$3,216,563	$3,237,167
Less: goodwill and other intangibles	(28,181)	(27,389)

Tangible assets	$3,188,382	$3,209,778

Shares outstanding	18,056,014	18,036,115

Total stockholders' equity to total assets	10.16%	9.46%
Tangible common equity to tangible assets	9.37%	8.69%
Book value per share	$18.10	$16.98
Tangible book value per share	$16.54	$15.46